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                                                                     Exhibit 5.1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Nexen Inc. on Amendment No. 1 to Form F-9 of our report dated January 23, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the reclassification of certain amounts to give effect to a change in generally accepted accounting principles in 2002), appearing in the Annual Report on Form 10-K of Nexen Inc. for the year ended December 31, 2002 and to the references to us under Item 9 and Item 10 in the Annual Report on Form 10-K of Nexen Inc. for the year ended December 31, 2002.


(signed) "Deloitte & Touche LLP"


Chartered Accountants
Calgary, Alberta, Canada

October 22, 2003